Exhibit 99.1

Bioventus Inc. Reports First Quarter Results; Updates Full Year 2021 Financial Guidance

DURHAM, NC – May 12, 2021 – Bioventus Inc. (Nasdaq: BVS) ("Bioventus" or "the Company"), a global leader in innovations for active healing, today reported financial results for three months ended April 3, 2021. This press release presents historical results, for the periods presented, of Bioventus Inc., including Bioventus LLC, the predecessor of Bioventus Inc. for financial reporting purposes.
First Quarter 2021 Summary:
•Net Sales of $81.8 million, up $3.1 million, or 4.0%, year-over-year.
•Net Income of $24.5 million, up $14.0 million, or 133.9%, year-over-year.
•Adjusted EBITDA* of $11.1 million, down $3.2 million, or 22.3% year-over-year, driven primarily by public company costs and higher selling expenses related to the better than expected sales.
•Non-GAAP net income* of $35.4 million, up $17.3 million, or 95.3%, year-over-year.
•Completed acquisition of Bioness, a global leader in neuromodulation and advanced rehabilitation medical devices on March 30, 2021.
•Raises full year 2021 revenue guidance by $4 million from $394 million to $406 million (up approximately 23% to 26% year-over-year).
“Bioventus delivered better-than-expected first quarter revenue results, driven primarily by accelerating U.S. sales growth trends as we moved through the quarter, culminating with nearly 30% year-over-year growth in March,” stated Ken Reali, Chief Executive Officer of Bioventus.
Mr. Reali continued: “We were also pleased to announce an important strategic acquisition at the end of the first quarter and welcome the Bioness organization to our Bioventus team. Bioness is a recognized leader in neuromodulation through its innovative peripheral nerve stimulation (PNS) therapy, and advanced rehabilitation medical devices. Our acquisition of Bioness significantly expands our total addressable market as their medical devices currently address a global market opportunity in excess of $8 billion. We view the Bioness acquisition as an attractive strategic addition in multiple ways including being accretive to our long-term growth profile, leveraging our significant customer presence across orthopedics, broadening our portfolio and increasing our global footprint.
"We have updated our revenue guidance for 2021, driven by our results in the first quarter. Our updated guidance reflects total Company revenue growth in the range of 23% to 26% year-over-year, fueled primarily by anticipated strong organic growth* in the range of 13% to 16% year-over-year and contributions from our acquisition of Bioness for the remaining nine months of 2021. We have significantly enhanced our balance sheet and financial condition with the net proceeds raised in our IPO in February and believe we are well positioned to execute our strategy to accelerate our multi-year growth profile with continued progress in our clinical, product development and new product pipeline and our pursuit of in-organic business development opportunities.”

Presentation, Initial Public Offering & Acquisition:
•This press release presents historical results, for the periods presented, of Bioventus Inc., including Bioventus LLC, the predecessor of Bioventus Inc. for financial reporting purposes.
•On February 16, 2021, the Company successfully closed its initial public offering (“IPO”) of common stock at a price to the public of $13.00 per share. The Company issued 9,200,000 shares of Class A common stock, which included 1,200,000 shares sold to the underwriters pursuant to their over-allotment option, and received net proceeds of approximately $111.2 million, after underwriter discounts and commissions.
•Accordingly, historical results do not purport to reflect what the results of operations of Bioventus Inc. would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of net income to non-controlling interest or the provision for corporate income taxes on the income attributable to Bioventus Inc. that the Company expects to recognize in future periods.
•On March 30, 2021, the Company announced the acquisition of Bioness, a global leader in neuromodulation and rehabilitation medical devices through its innovative peripheral nerve stimulation (“PNS”) therapy and premium rehabilitation solutions, for $45 million in up-front consideration, with up to $65 million of contingent consideration related to the achievement of certain key milestones. The acquisition includes the entire portfolio of Bioness products as well as its research and development pipeline. Under the merger agreement, Bioness has become a wholly-owned subsidiary of Bioventus, and all Bioness employees have become employees of Bioventus. The up-front consideration is being funded exclusively through the use of cash on hand.
First Quarter 2021 Financial Results:
The following table represents net sales by geographic region, and by vertical, for the three months ended April 3, 2021 and March 28, 2020, respectively:

	Three Months Ended		Change
($ thousands, except for percentage)	April 3, 2021	March 28, 2020	$	%
By Geographic Region:
U.S.	$74,538	$71,970	2,568	3.6%
International	7,240	6,675	565	8.5%
Net Sales	81,778	78,645	3,133	4.0%
By Vertical:[1]
Pain Treatments and Joint Preservation	$41,530	$41,283	247	0.6%
Restorative Therapies	21,821	23,465	(1,644)	(7.0%)
Bone Graft Substitutes	18,427	13,897	4,530	32.6%
Net Sales	81,778	78,645	3,133	4.0%
1 As a result of the Bioness, Inc. (Bioness) acquisition we have updated and renamed our verticals as follows:
•Pain Treatments and Joint Preservation includes the legacy Osteoarthritis (OA) Joint Pain Treatment and Joint Preservation products, plus the Bioness Peripheral Nerve Stimulation products.
•Restorative Therapies includes the legacy Minimally Invasive Fracture Treatments, plus the Bioness Rehabilitation products.
•Bone Graft Substitutes remains unchanged.

Net sales of $81.8 million compared to $78.6 million for the first quarter of 2020, an increase of $3.1 million, or 4.0%, year-over-year. The increase in net sales, by geography, was driven by an increase of $2.6 million, or 3.6%, year-over-year, in U.S. net sales and an increase of $0.6 million, or 8.5%, year-over-year, in international net sales. International net sales for the first quarter of 2021 increased 2.5% year-over-year on a constant currency basis.
The increase in net sales, by vertical, was driven by an increase of $4.5 million, or 32.6%, year-over-year, in Bone Graft Substitute sales and by an increase of $0.2 million, or 0.6%, year-over-year, in Pain Treatment and Joint Preservation sales, partially offset by a decrease of $1.6 million, or 7.0%, year-over-year, in Restorative Therapies sales.
Gross profit was $59.6 million, or 72.8% of net sales, compared to $57.2 million, or 72.8% of net sales, for the first quarter of 2020, an increase of $2.3 million, or 4.1%, year-over-year. Non-GAAP gross profit*2 was $64.8 million, or 79.2% of net sales, compared to $62.5 million, or 79.5% of net sales, for the first quarter of 2020, an increase of $2.2 million, or 3.6%, year-over-year.
Gross profit increased primarily due to the increase in net sales. Gross margin remained consistent with the prior year comparable period.
Operating income was $22.0 million, compared to $13.0 million for the first quarter of 2020, an increase of $9.0 million, or 69.4%, year-over-year. Operating margin was 26.9% of net sales, compared to 16.5% of net sales for the first quarter of 2020. Non-GAAP operating income* was $32.9 million, compared to $20.6 million for the first quarter of 2020, an increase of $12.2 million, or 59.3%, year-over-year. Non-GAAP operating margin was 40.2% of net sales, compared to 26.2% of net sales for the first quarter of 2020.
Total other income was $2.5 million, compared to total other expense of $2.5 million for the first quarter of 2020, a change of $4.9 million, or 199.7%, year-over-year, primarily due to the settlement of the equity participation right (EPR), repaid in conjunction with the IPO related transactions. Income tax impact was nominal in the first quarter of 2020 and 2021.
Net Income was $24.5 million, compared to $10.5 million, for the first quarter of 2020, an increase of $14.0 million, or 133.9%, year-over-year.
Adjusted EBITDA was $11.1 million, compared to $14.2 million for the first quarter of 2020, a decrease of $3.2 million, or 22.3%, year-over-year.
Non-GAAP net income* was $35.4 million, compared to $18.1 million, for the first quarter of 2020, an increase of $17.3 million, or 95.3%, year-over-year.
As of April 3, 2021, the Company had $124.2 million in cash and cash equivalents and $184.7 million in debt obligations, compared to $86.8 million in cash and cash equivalents and $188.4 million in debt obligations as of December 31, 2020.
Updated full Year 2021 Financial Guidance:
For the twelve months ending December 31, 2021, the Company now expects:
•Net sales of $394 million to $406 million, up approximately 23% to 26% year-over-year. The full year 2021 net sales guidance range is comprised of:
◦Net sales from legacy Bioventus Inc. of $364 million to $374 million, representing Organic Revenue Growth* in the range of approximately 13% to 16% year-over-year, and,
◦Net sales from the acquisition of Bioness Inc., following the closing date of March 30, 2021, of approximately $30 million to $32 million.
2 * See below under “Use of Non-GAAP Financial Measures” for a definition and reconciliation of this measure.

•Net income of $12.0 million to $19.2 million, compared to net income of $14.7 million for the twelve months ended December 31, 2020. The full year 2021 net income guidance range is comprised of:
◦Net income from legacy Bioventus, Inc. of $33.8 million to $38.2 million and,
◦Net loss from the acquisition of Bioness, Inc., following the closing date of March 30, 2021, of approximately ($21.8) million to ($19.0) million.
•Non-GAAP net income* of $59.7 million to $65.2 million, compared to $47.4 million for the twelve months ended December 31, 2020. The full year 2021 non-GAAP net income attributable to Bioventus Inc. guidance range is comprised of:
◦Non-GAAP net income from legacy Bioventus Inc. of $69.0 million to $71.7 million, and,
◦Non-GAAP net loss from the acquisition of Bioness, Inc., following the closing date of March 30, 2021, of approximately ($9.3) million to ($6.5) million.
•The Company continues to expect the acquisition of Bioness to have a positive contribution to non-GAAP net income, which excludes purchase accounting and transaction costs, by the end of year one post-closing.
•Adjusted EBITDA* of $73.9 million to $80.9 million, compared to $72.4 million for the twelve months ended December 31, 2020. The full year 2021 Adjusted EBITDA guidance range is comprised of:
◦Adjusted EBITDA from legacy Bioventus, Inc. of $81.2 million to $85.4 million and,
◦Adjusted EBITDA loss from the acquisition of Bioness, Inc., following the closing date of March 30, 2021, of approximately ($7.3) million to ($4.5) million.

3* See below under “Use of Non-GAAP Financial Measures” for more information

First Quarter 2021 Earnings Conference Call:
Management will host a conference call to discuss its financial results and provide a business update, with a question and answer session, at 5:00 p.m. Eastern Time on May 12, 2021. Those who would like to participate may dial 844-945-2085 (442-268-1266 for international callers) and provide access code 8976184.
A live webcast of the call and supporting presentation are available on the investor relations section of the Company’s website at https://ir.bioventus.com/.
The webcast will be archived on the Company’s website at https://ir.bioventus.com/ and available for replay until May 12, 2022.
About Bioventus
Bioventus delivers clinically proven, cost-effective products that help people heal quickly and safely. Its mission is to make a difference by helping patients resume and enjoy active lives. The Innovations for Active Healing from Bioventus include offerings for osteoarthritis, surgical and non-surgical bone healing. With the recent acquisition of Bioness, Inc., Bioventus expanded product offerings now include products for acute and chronic pain, central nervous system disorders including stroke and orthopedic injuries. Built on a commitment to high quality standards, evidence-based medicine and strong ethical behavior, Bioventus is a trusted partner for physicians worldwide. For more information, visit www.bioventus.com, www.bioness.com and follow the Company on LinkedIn and Twitter. Bioventus and the Bioventus logo are registered trademarks of Bioventus LLC.

Legal Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements concerning our business strategy, position and operations; expected sales trends, opportunities and growth; the ongoing COVID-19 pandemic; the expected benefits and impact of Bioventus’ products, including in certain regions, and biologic drug candidates; and the Company’s financial guidance and expected financial performance. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release include, but are not limited to, statements about the adverse impacts on our business as a result of the COVID-19 pandemic; our dependence on a limited number of products; our ability to develop, acquire and commercialize new products, line extensions or expanded indications; the continued and future acceptance of our existing portfolio of products and any new products, line extensions or expanded indications by physicians, patients, third-party payers and others in the medical community; our ability to differentiate the hyaluronic acid (“HA”) viscosupplementation therapies we own or distribute from alternative therapies for the treatment of osteoarthritic; the proposed down-classification of non-invasive bone growth stimulators, including our Exogen system, by the U.S. Food and Drug Administration ("FDA"); our ability to achieve and maintain adequate levels of coverage and/or reimbursement for our products, the procedures using our products, or any future products we may seek to commercialize, including any potential changes by Centers for Medicare and Medicaid Services in the manner in which our HA viscosupplementation products are reimbursed, our ability to complete acquisitions or successfully integrate new businesses, products or technologies in a cost-effective and non-disruptive manner; competition against other companies; the negative impact on our ability to market our HA products due to the reclassification of HA products from medical devices to drugs in the United States by the FDA; our ability to attract, retain and motivate our senior management and qualified personnel; our ability to continue to research, develop and manufacture our products if our facilities are damaged or become inoperable; failure to comply with the extensive government regulations related to our products and operations; enforcement actions if we engage in improper claims submission practices or in improper marketing or promotion of our products; the FDA regulatory process and our ability to obtain and maintain required regulatory clearances and approvals; failure to comply with the government regulations that apply to our human cells, tissues and cellular or tissue-based products; the clinical studies of any of our future products that do not produce results necessary to support regulatory clearance or approval in the United States or elsewhere; and the other risks identified in the Risk Factors section of the Company’s public filings with the Securities and Exchange Commission (“SEC”), including Bioventus’ Annual Report on Form 10-K for the year ended December 31, 2020, as such factors may be updated from time to time in Bioventus’ other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of Bioventus’ website at ir.bioventus.com. Except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ materially from those set forth in the forward-looking statements.

BIOVENTUS INC.
Consolidated condensed balance sheets
As of April 3, 2021 and December 31, 2020
(Amounts in thousands, except share and per share data) (unaudited)

	April 3, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$124,247	$86,839
Restricted cash	5,207	—
Accounts receivable, net	89,472	88,283
Inventory	39,808	29,120
Prepaid and other current assets	11,987	7,552
Total current assets	270,721	211,794
Property and equipment, net	8,084	6,879
Goodwill	53,529	49,800
Intangible assets, net	271,042	191,650
Operating lease assets	18,060	14,961
Deferred tax assets	481	—
Investment and other assets	21,158	19,382
Total assets	$643,075	494,466
Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$10,283	$4,422
Accrued liabilities	89,651	88,187
Accrued equity-based compensation	10,875	11,054
Current portion of long-term debt	15,000	15,000
Current portion of contingent consideration	13,057	—
Other current liabilities	10,161	3,926
Total current liabilities	149,027	122,589
Long-term debt, less current portion	169,731	173,378
Accrued equity-based compensation, less current portion	—	29,249
Deferred tax liability	48,963	3,362
Long-term contingent consideration, less current portion	29,943	—
Other long-term liabilities	25,129	21,728
Total liabilities	422,793	350,306
Commitments and contingencies
Members' equity	—	144,160
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued	—
Class A common stock, $0.001 par value, 250,000,000 shares authorized, 41,038,589 shares issued and outstanding	41	—
Class B common stock, $0.001 par value, 50,000,000 shares authorized, 15,786,737 shares issued and outstanding	16	—
Additional paid-in capital	142,923	—
Accumulated deficit	(1,041)	—
Accumulated other comprehensive income	451	—
Total stockholders’ equity attributable to Bioventus Inc. and members’ equity	142,390	144,160
Noncontrolling interest	77,892	—
Total stockholders’ and members’ equity	$220,282	$144,160
Total liabilities and stockholders’ and members’ equity	$643,075	$494,466

BIOVENTUS INC.
Consolidated condensed statements of operations and comprehensive income
(Amounts in thousands, except share and per share data, unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
Net sales	$81,778	$78,645
Cost of sales (including depreciation and amortization of $5,236 and $5,307, respectively)	22,222	21,409
Gross profit	59,556	57,236
Selling, general and administrative expense	34,686	40,276
Research and development expense	947	2,146
Depreciation and amortization	1,925	1,825
Operating income	21,998	12,989
Interest (income) expense	(2,876)	2,381
Other expense	419	83
Other (income) expense	(2,457)	2,464
Income before income taxes	24,455	10,525
Income tax (benefit) expense	(73)	39
Net income	24,528	10,486
Loss attributable to noncontrolling interest	408	458
Net income attributable to Bioventus Inc.	24,936	10,944
Change in foreign currency translation adjustments	(1,156)	(469)
Comprehensive income	$23,780	$10,475

Loss per share of Class A common stock(1):
Basic and diluted	$(0.02)

Weighted-average shares of Class A common stock outstanding(1):
Basic and diluted	41,797,882

(1) Represents net income per share of Class A common stock and weighted-average shares of Class A common stock outstanding for the period from February 16, 2021 through April 3, 2021, the period following Bioventus Inc.'s initial public offering and related transactions described in Note 1. Organization and Note 7. Earnings per share within the Notes to the Unaudited Condensed Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2021.

BIOVENTUS INC.
Consolidated condensed statements of cash flows
(Amounts in thousands, unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020
Operating activities:
Net income	$24,528	$10,486
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	7,184	7,265
Equity-based compensation	(22,412)	(7,026)
Change in fair value of Equity Participation Rights unit	(2,774)	(788)
Change in fair value of interest rate swap	(1,565)	1,068
Other, net	666	545
Changes in working capital	(23,669)	6,141
Net cash from operating activities	(18,042)	17,691
Investing activities:
Purchase of Bioness, Inc, net of cash acquired	(45,791)	—
Purchase of property and equipment	(1,370)	(299)
Other	513	(152)
Net cash from investing activities	(46,648)	(451)
Financing activities:
Proceeds from issuance of Class A common stock sold in initial public offering, net of underwriting discounts and offering costs	110,410	—
Proceeds from issuance of Class B common stock	16	—
Borrowing on revolver	—	49,000
Payments on long-term debt	(3,750)	—
Other, net	850	(218)
Net cash from financing activities	107,526	48,782
Effect of exchange rate changes on cash	(221)	(260)
Net change in cash and cash equivalents	42,615	65,762
Cash, cash equivalents and restricted cash at the beginning of the period	86,839	64,520
Cash, cash equivalents and restricted cash at the end of the period	$129,454	$130,282

Use of Non-GAAP Financial Measures
Net Sales and International Net Sales Growth on a Constant Currency Basis
Net Sales and International Net Sales Growth on a Constant Currency Basis is a non-GAAP measure, which is calculated by translating current and prior year results at the same foreign currency exchange rate. Constant currency can be presented for numerous GAAP measures, but is most commonly used by management to facilitate the comparison sales in foreign currencies to prior periods and analyze net sales performance without the impact of changes in foreign currency exchange rates.
Organic Revenue Growth
The Company defines the term “organic revenue” as revenue in the stated period excluding the impact from business acquisitions and divestitures. The Company uses the related term “organic revenue growth” to refer to the financial performance metric of comparing the stated period organic revenue with the reported revenue of the corresponding period in the prior year. The Company believes that these non-GAAP financial measures, when taken together with our GAAP financial measures, allows the Company and its investors to better measure the Company’s performance and evaluate long-term performance trends. Organic revenue growth also facilitates easier comparisons of the Company’s performance with prior and future periods and relative comparisons to its peers. The Company excludes the effect of acquisitions and divestitures because these activities can have a significant impact on the Company's reported results, which the Company believes makes comparisons of long-term performance trends difficult for management and investors.
Adjusted EBITDA, Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Operating Income, Non-GAAP Operating Expense, Non-GAAP Operating Margin, Non-GAAP Net Income, and Non-GAAP Earnings per share of Class A Common Stock.
We present Adjusted EBITDA, Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Operating Income, Non-GAAP Operating Expense, Non-GAAP Operating Margin, Non-GAAP Net Income, and Non-GAAP Earnings per share of Class A Common Stock, all non-GAAP financial measures, to supplement our financial reporting, because we believe these measures are useful indicators of our operating performance.
We define Adjusted EBITDA as net income (loss) from continuing operations before depreciation and amortization, provision of income taxes and interest expense, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity compensation, succession and transition charges, restructuring costs, foreign currency impact, acquisitions, equity loss in unconsolidated investments and other non-recurring costs. See the table below for a reconciliation of net income to Adjusted EBITDA. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to our investors because it is frequently used by securities analysts, investors and other interested parties frequently use it in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections.
Our management uses Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Operating Income, Non-GAAP Operating Expense, Non-GAAP Operating Margin and Non-GAAP Net Income principally as measures of our operating performance and believe that these non-GAAP financial measures are useful to better understand the long term recurring performance of our core business and to facilitate comparison of our results to those of peer companies. Our management also uses these non-GAAP financial measures for planning purposes, including the preparation of our annual operating budget and financial projections.

We define Non-GAAP Gross Profit as gross profit, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include depreciation and amortization included in the cost of goods sold. We define Non-GAAP Gross Margin as the calculated ratio of Non-GAAP Gross Profit to net sales. See the table below for a reconciliation of gross profit and gross margin to Non-GAAP Gross Profit and Gross Margin.
We define Non-GAAP Operating Income as operating income, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include depreciation and amortization included in the cost of goods sold, amortization in operating expenses, succession and transition charges and other non-recurring costs. Non-GAAP Operating Margin is defined as defined as Non-GAAP Operating Income divided by net sales. See the table below for a reconciliation of Operating Income and operating margin to Non-GAAP Operating Income and Non-GAAP Operating Margin.
We define Non-GAAP Operating Expense as operating expenses, adjusted to exclude certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include amortization in operating expenses, succession and transition charges and other non-recurring costs. See the table below for a reconciliation of Operating Expenses to Non-GAAP Operating Expenses.
We define Non-GAAP Net Income as Net Income, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include depreciation and amortization included in the cost of goods sold, amortization in operating expenses, succession and transition charges, restructuring costs and other non-recurring costs. See the table below for a reconciliation of Net Income to Non-GAAP Net Income.
We define Non-GAAP Earnings per Class A share as Earnings per Class A share, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include depreciation and amortization included in the cost of goods sold, amortization in operating expenses, succession and transition charges, restructuring costs and other non-recurring costs, divided by weighted average number of shares of Class A common stock outstanding during the period. See the table below for a reconciliation of loss per Class A share to Non-GAAP Earnings per Class A share.
Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended
($, thousands)	April 3, 2021	March 28, 2020
Net income	24,528	10,486
Depreciation and amortization(a)	7,184	7,265
Income tax (benefit) expense	(73)	39
Interest (income) expense	(2,876)	2,381
Equity compensation(b)	(22,412)	(7,026)
Succession and transition charges(c)	157	773
Foreign currency impact(d)	(52)	86
Acquisition costs(e)	3,196	—
Equity loss in unconsolidated investments(f)	469	—
Other non-recurring costs(g)	949	242
Adjusted EBITDA	$11,070	$14,246
(a) Includes for the three months ended April 3, 2021 and March 28, 2020, respectively, depreciation and amortization of $5.2 million and $5.3 million, in cost of sales and $1.9 million and $1.8 million, presented in the consolidated statements of operations and comprehensive income (loss) with the balance in research and development.

(b)Equity-based compensation (income) expense for the three months ended April 3, 2021 resulted from awards granted under the Company’s current equity based compensation plan (2021 Plan) and compensation costs as well as the change in fair market value for the BV LLC Phantom Profits Interest Plan (Phantom Plan), prior to its termination in conjunction with the IPO. Equity compensation expenses for the three months ended March 28, 2020 represents compensation as well as the change in fair market value resulting from the Company’s management incentive plan and Phantom Plan.
(c)Primarily represents costs related to the CEO transition.
(d)Foreign currency impact represents realized and unrealized gains and losses from fluctuations in foreign currency and is included within other (income) loss in the consolidated statements of operations and comprehensive income.
(e)Primarily represents costs incurred as a result of the Bioness Acquisition.
(f)Represents CartiHeal equity investment losses.
(g)Other non-recurring costs primarily includes charges associated with potential strategic transactions, such as potential acquisitions and preparing to become a public company, primarily accounting and legal fees.

Reconciliation of Net Income to Non-GAAP Net income (unaudited)

	Three Months Ended
($, thousands)	April 3, 2021	March 28, 2020
Net income	$24,528	$10,486
Depreciation & amortization included in cost of goods sold	5,236	5,307
Amortization included in operating expenses	1,331	1,559
Succession and transition charges (a)	157	773
Acquisition costs(b)	3,196	—
Other non-recurring items(c)	949	—
Non-GAAP Net income	$35,397	$18,125
(a) Primarily represents costs related to the CEO transition.
(b) Costs related to the Bioness acquisition.
(c) Other non-recurring primarily consists of charges associated with potential strategic transactions, such as potential acquisitions.
Reconciliation of Loss per share of Class A Common Stock to Non-GAAP Earnings per share of Class A Common Stock (unaudited)

February 16, 2021 through April 3, 2021
Weighted average Class A Common Stock outstanding, basic & diluted	41,797,882
Loss per share of Class A Common Stock (basic & diluted)	$(0.02)
Depreciation and amortization included in cost of goods sold	0.08
Amortization included in operating expenses	0.02
Succession and transition charges(a)	—
Acquisition costs(b)	0.05
Other non-recurring items(c)	0.01
Non-GAAP Earnings per share of Class A Common Stock (basic & diluted)	$0.15
(a)Primarily represents costs related to the CEO transition.

(b)Costs related to the Bioness acquisition.
(c) Other non-recurring primarily consists of charges associated with potential strategic transactions, such as potential acquisitions.
Reconciliation of Gross Profit to Non-GAAP Gross Profit and Gross Margin to Non-GAAP Gross Margin (unaudited)

	Three Months Ended		Twelve Months Ended
($, thousands)	April 3, 2021	March 28, 2020	December 31, 2020
Gross Profit	59,556	57,236	233,519
Gross Margin	72.8%	72.8%	72.7%
Depreciation and Amortization included in cost of goods sold	5,236	5,307	21,169
Non-GAAP Gross Profit	64,792	62,543	254,688
Non-GAAP Gross Margin	79.2%	79.5%	79.3%

Reconciliation of Operating Income to Non-GAAP Operating Income and Operating Margin to Non-GAAP Operating Margin (unaudited)

	Three Months Ended
($, thousands)	April 3, 2021	March 28, 2020
Operating Income	21,998	12,989
Operating Margin	26.9%	16.5%
Depreciation and Amortization included in cost of goods sold	5,236	5,307
Amortization included in operating expenses	1,331	1,559
Succession and transition charges (a)	157	773
Acquisition costs (b)	3,196	—
Other non-recurring items (c)	949	—
Non-GAAP Operating Income	32,867	20,628
Non-GAAP Operating Margin	40.2%	26.2%
(a)Primarily represents costs related to the CEO transition.
(b)Costs related to the Bioness acquisition.
(c) Other non-recurring items primarily consists of charges associated with potential strategic transactions, such as potential acquisitions.
Reconciliation of Operating Expenses to Non-GAAP Operating Expenses (unaudited)

	Three Months Ended
($, thousands)	April 3, 2021	March 28, 2020
Operating Expenses	37,558	44,247
Amortization included in operating expenses	1,331	1,559
Succession and transition charges (a)	157	773
Acquisition costs (b)	3,196	—
Other non-recurring items (c)	949	—
Non-GAAP Operating Expenses	31,925	41,915
(a)Primarily represents costs related to the CEO transition.

(b)Costs related to the Bioness acquisition.
(c) Other non-recurring items primarily consists of charges associated with potential strategic transactions, such as potential acquisitions.
Reconciliation of Guidance Range for Gross Profit to Non-GAAP Gross Profit and Gross Margin to Non-GAAP Gross Margin for the twelve months ending December 31, 2021

($, thousands)	2021 Guidance Low	2021 Guidance High	Twelve Months Ended December 31, 2020
Net Sales	394,000	406,000	321,161
Cost of Sales	116,847	118,012	87,642
Gross Profit	277,153	287,988	233,519
Gross Margin	70.3%	70.9%	72.7%
Depreciation and Amortization included in cost of goods sold	29,500	29,000	21,169
Non-GAAP Gross Profit	306,653	316,988	254,688
Non-GAAP Gross Margin	77.8%	78.1%	79.3%
Reconciliation of Guidance Range for Net Income to Non-GAAP Net Income for the twelve months ending December 31, 2021

($, thousands)	2021 Guidance Low	2021 Guidance High	Twelve Months Ended December 31, 2020
Net income	12,000	19,200	14,722
Depreciation and Amortization included in cost of goods sold	29,500	29,000	21,168
Amortization included in operating expenses	7,500	7,300	5,868
COVID-19 expense	—	—	576
COVID-19 income	—	—	(4,699)
Succession and transition charges	—	—	5,609
Restructuring costs (acquisition related)	2,500	2,500	563
Acquisition costs	3,200	3,200	—
Other non-recurring costs (a)	5,000	4,000	3,590
Non-GAAP Net income	59,700	65,200	47,397
(a)Represents anticipated charges in connection with potential strategic investments.

Reconciliation of Guidance Range for Net Income to Adjusted EBITDA
for the twelve months ending December 31, 2021

($, thousands)	2021 Guidance Low	2021 Guidance High	Twelve Months Ended December 31, 2020
Net Income	12,000	19,200	14,722
Depreciation and amortization	40,000	39,000	28,643
Income tax expense	9,500	10,800	1,192
Interest expense	3,900	3,400	9,751
Equity compensation	(3,700)	(2,700)	10,103
COVID-19 benefits, net	—	—	(4,123)
Succession and transition charges	—	—	5,609
Restructuring costs	2,500	2,500	563
Foreign currency impact	—	—	(117)
Equity loss in unconsolidated investments	1,500	1,500	467
Acquisition costs	3,200	3,200	—
Other non-recurring costs (a)	5,000	4,000	5,633
Adjusted EBITDA	73,900	80,900	72,443
(a)Represents anticipated charges in connection with potential strategic investments.

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Mike Piccinino, CFA, IRC
Westwicke/ICR
Investor.relations@bioventus.com
Press and Media Inquiries:
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Thomas Hill
thomas.hill@bioventus.com